UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

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☐ Definitive Proxy Statement
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☒ Soliciting Material Pursuant to Rule 14a-12
AQUILA, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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This filing consists of the June 2007 edition of Integration Insights, a newsletter prepared by Great Plains Energy Incorporated, which Great Plains mailed to the employees of Aquila, Inc. and which Aquila has posted to its internal website on June 5, 2007.

Integration Insights Keeping employees informed as we forge Great Plains Energy and Aquila into one strong regional utility June 2007

The deal approval process

To reach deal completion, we must cross four hurdles.

1. Hart-Scott-Rodino (“HSR”) Review (Third Quarter 2007)

The Hart-Scott-Rodino (HSR) Act requires companies to file a notification and related documents with the Federal Trade Commission and the Department of Justice before closing significant mergers and acquisitions. These Federal agencies will review the transaction for its potential effects on competition.

The review period is typically 30 days, but is extended if the agencies request additional information. If the agencies believe the transaction will violate antitrust law, they can sue to stop the transaction, which cannot close until HSR review is complete.

Great Plains Energy and Aquila are expected to file their HSR notifications in June 2007. Once we clear the HSR review, we have one year from that date to close the transaction without going through HSR review again.

2. FERC approval (Fourth Quarter 2007)

The sale of Aquila's Colorado electric assets to Black Hills and the acquisition of Aquila by Great Plains Energy require the approval of the Federal Energy Regulatory Commission (FERC), an independent agency that regulates the interstate transmission of electricity, natural gas and oil. FERC will evaluate the impacts of the transactions on competition, rates and regulation before deciding whether, and on what conditions, to approve the transactions. We filed our application on May 25, 2007, and we expect an order within six months.

3. Shareholder approval (Third Quarter 2007)

A majority of Great Plains Energy shareholders must vote on whether to issue shares to Aquila shareholders, and a majority of those votes must be voted in favor. A majority of Aquila shares also must be voted in favor of the merger.

A joint proxy statement/prospectus will be sent to all Great Plains Energy and Aquila shareholders. We filed this document with the Securities and Exchange Commission (SEC) on May 8, and it is currently under review by the SEC staff. After we’ve responded to comments and the SEC has declared the joint proxy statement/prospectus effective, the dates for the Great Plains Energy and Aquila special shareholder meetings will be set and proxy materials will be sent to shareholders.

4. State regulatory approvals (First Quarter 2008)

The Great Plains Energy/Aquila acquisition state approval process is similar to a rate case, with notable exceptions. There are mandatory deadlines for ruling on Missouri and Kansas rate cases, but there is no mandatory deadline for ruling on Great Plains Energy’s Missouri and Kansas acquisition applications. In addition, more parties have intervened in our acquisition proceedings than is normally the case for KCP&L’s rate cases,

Commission approvals are required in all five states where Aquila operates. The Great Plains Energy/Aquila transaction must be approved by both the Missouri Public Service Commission (MPSC) and the Kansas Corporation Commission (KCC). Kansas commission approval is necessary because GPE and KCP&L agreed in 2001 to obtain KCC approval before Great Plains Energy acquired any other public utilities. Regulatory approvals also are needed in Iowa, Nebraska, Kansas and Colorado for the Black Hills acquisition. Regulatory approvals must be received in all states for the deal to close.

Each commission has a staff of accountants, engineers, financial experts and others who will request and compile information about the proposed acquisition, including benefits and costs. The staff will analyze the information and file testimony in the cases. Interveners also can file their own testimony. The hearings before the commissions will be much like a court proceeding, with a court reporter, testimony and cross examination.

The MPSC can approve the acquisition only if it determines that it will not be detrimental to the public interest. The KCC can approve the transaction only if it determines it is in the public interest.

The parties in the Missouri proceedings have recommended to the commission that a hearing be held in December 2007, with an order issued in February 2008.

Transition Team Updates

Deal Closure

We filed our joint proxy statement/prospectus with the SEC on May 8, 2007. The SEC staff is currently reviewing the document, and we expect comments in June. On the regulatory front, we have received a number of initial data requests from the Missouri Public Service Commission. A procedural schedule in the Missouri case has been submitted to the Missouri Commission, calling for December hearings and a February 2008 order. We also filed a joint application with FERC on May 29, 2007, requesting approval of the transaction.

THIS MONTH: We are finalizing the Hart-Scott-Rodino notification. Great Plains Energy, Black Hills and Aquila are also working to define services and update our Transition Services Agreement. This repetitious process has begun in key areas such as accounting, customer service, HR and IT. We will continue to clarify needs and negotiate a more defined service agreement through July.

Plant Operations Integration Team (POiT)

We made a POiT IT business presentation at the May IT Alignment Workshop and completed the Hawthorn Water Chemistry Practice Assessment. We have made the decision that the Aquila generation facilities will adopt the KCP&L guidelines and procedures, so we can work together as one company after Day 1. IT implications include selecting a new Work Management System (WMS), reporting, HR/payroll and safety IT functionality. The Operations sub-team began the practice assessments and discussions with the Hawthorn plant personnel. We will continue to broaden the practice and equipment assessments at all of the KCP&L plants.

THIS MONTH: We will develop understanding of the steam business at Aquila's Lake Road facility and the implications of its operations. There is significant interest on the KCP&L side to learn about the system, its operational history, technical innovations, plant impacts and customer relationships. The Operations sub-teams will continue to identify all Day 1 and Day S concerns and begin the migration toward the Day T IT design. Each "concern" has been assigned and the appropriate information will be requested. Integration assumptions will be reviewed and updated.

Energy Resource Management (ERM)

The Power Marketing sub-team met to plan software applications and capabilities needed for Day 1 and Day S operations and began planning Control Center location, configuration, staffing and technical requirements, and timing of transition for both; EMS configuration; disaster recovery locations; trade capture and scheduling processes/requirements; and short-term load forecasting process. At the May IT meeting, we discussed expected IT support for Fuels and ERM applications. We also met to discuss daily coal operations and systems. Differences in operations associated with coal deliveries were identified and will be further evaluated to select the model that will be used in the combined organization. We also met to understand Aquila’s use of Risk Works (the energy trading risk management system) and to evaluate whether this application will meet our future needs.

THIS MONTH: We will continue to develop our Power Marketing integration plans and will work with Aquila to evaluate Risk Works and GasTrax software for future use. We will also discuss combustion by-product operations, natural gas processes and procedures, information gathering and reporting practices, and will develop sub-groups for these activities.

Delivery

Ninety-four percent of all transmission lines and 80 percent of all substations have been physically inspected. The team has decided to use the KCP&L ABB platform for the Energy Management System. We conducted operations reviews at the 801, 1331 Jackson and Raytown, Mo. customer service sites, updated the Customer Service integration financial model, met with Energy Solutions to review integration with e-products and services and completed the best practices and opportunities inventories. The first Transmission sub-team meeting took place in Blue Springs, Mo. The core Customer Service team met with customer care, billing, collections, revenue protection, meter reading/field services and customer relations. Bill Herdegen met with 15 customer service team members in Raytown to begin designing a Tier 1 performance organization.

THIS MONTH: Four sub-teams have completed their assignments and will present their reports and recommendations for our integration plan. The other six sub-teams will complete their assignments over the next several months. The substation design philosophy gaps & maintenance/construction gaps group and the transmission design philosophy gaps & maintenance/construction gaps group are expected to complete their work. An EMS meeting is scheduled with all internal customers to discuss timelines and requirements.

Energy Solutions

We've been working on how/when to update Tier 1 customers on the acquisition transaction, and have inventoried Aquila's key customer contracts to develop specific Tier 1 customer account plans. We are refining Aquila's customer database so that Aquila's customers can be easily mapped to KCP&L's industry segmentation approach, and we're developing side-by-side comparisons of current activities and best practices from both companies to target Tier 1 performance. We’ve inventoried Aquila's regulated and unregulated product offerings and E-Services and are working with other Integration Planning teams (Regulatory, ERM, etc.) to develop the optimal product and service mix.

THIS MONTH: We will continue work on the products/services portfolio and will coordinate branding efforts with Public Affairs. We will further refine the pre-Day 1 communication strategy for top customer accounts and meet with Delivery on how to best realize the benefits of advanced meter reading (AMR). We will also meet to plan Tier 1 operations and develop Day 1 and Day S requirements. The SalesLogix implementation is targeted for an August1 launch date and the IT sub-team is sequencing the launch of the Customer 360 database prior to Day 1.

IT

More than 50 people attended the full-day May IT workshop, which required every team to define its Day 1 business expectations and IT project needs, a critical step in getting the organization focused on key preparations for Day 1 operations. Business area leaders outlined the IT involvement needed to support business objectives, including deadlines for accomplishments, impact on other areas, target dates and action plans. We presented the IT project timeline, which highlighted dates and expectations that were not currently aligned. We launched the Data Center Integration Teams, held planning meetings with Aquila and Black Hills, created the initial draft of the Transition Services Agreement (TSA) IT strategy assumptions and kicked off the team that will build the IT framework for the future organization (Design for Tier 1).

THIS MONTH: We will coordinate the IT TSA arrangement with Black Hills, Aquila and KCP&L and refine the initial IT framework to support the future organization's Tier 1 performance goals. We will prioritize business/IT projects and launch the e-mail and Radio/Microwave teams, the PowerPlant-PowerTax project and a project to implement Aquila's LIHEAP process within Accountlink. We will start to define equipment needs to support the transitional and long-term data center environment, will launch several additional business-enabling projects and will continue to look for projects that can be implemented prior to Day 1.

Finance & Accounting (F&A)

F&A led several sessions with Aquila including property accounting, Missouri merger accounting and PeopleSoft system interfaces. Accounting representatives from all three companies worked together to finalize the pro formas for the Joint Proxy (S-4) filing and all four sub-teams built a project list that we presented in the IT workshop. We developed a process to track the 2007 integration team budgets and complete a 2008-and-beyond integration budget, and we are in the process of communicating incremental costs projections with those responsible for department budgets. We also met regarding the Aquila SOX (Sarbanes Oxley) process inventory.

THIS MONTH: To support a Tier 1 vision and impacts to Day 1 and Day S design, we will conduct Tier 1 visioning sessions with F&A leadership and follow up those sessions with Tier 1 sub-team sessions. We will finalize a plan for adding the incremental Aquila budget into the 2008-2012 GPE budget, prepare a target 2008 budget and will roll out the budgeting process to the integration teams. We also will schedule additional meetings with Aquila to further understand processes regarding credit risk and several functional accounting areas and with the customer service integration team to address cash management. We will define the scope of transition services to be provided and begin to price the services.

Support Services

We on-boarded extended supply chain teams including: distribution standards, fleet, contract management, supply and IT and developed an initial view of spend across the organizations. We conducted an IT prep meeting with operations, presented an IT alignment update, developed initial sourcing savings hypotheses and developed category detail views for validation. We met to discuss Records Management and to receive data, set weekly meetings for records management activities, continued work on the property spreadsheet analysis and began work on the senior leadership presentation/property list and summary.

THIS MONTH: We will refine the category mapping (identify sub-categories, segregate Black Hills and KCP&L), continue field/user validation of spend by category area, conduct Tier 1 visioning, and continue opportunity identification (i.e., develop category charting). We will continue to work toward making final determinations/recommendations for Day S central monitoring system, move Aquila Records Management information into SharePoint and review Aquila’s Business Continuity Software data. We will continue work on the 750 Building and will complete property analysis and property lists.

Transition FAQ’s

What is the KCP&L dress code? KCP&L has a business casual policy that balances less formality with the needs of a professional workplace. Examples of appropriate office attire include: khaki or twill slacks, banded collar shirts, polo or rugby shirts, skirts, dresses or slacks, etc. Jeans are not allowed except for certain company-recognized events, such as for United Way fundraisers or "Red Fridays." Employees are expected to dress in a manner consistent with the nature of their jobs and tasks, and in compliance with safety standards. Of course, employees coming into contact with customers will want to ensure they dress appropriately for those occasions, which could include more traditional business attire. And field attire includes uniforms, jeans and function-oriented clothing.

What should we say if suppliers ask about current or prospective vendor agreements? Our supply chain and procurement teams are working with the GPE/Aquila business teams to develop vendor management and communication strategies. If asked, please tell vendors that they will be contacted when our requirements have been more fully defined. Beyond that, please do not discuss any integration related topics with vendors, as misinformation could hurt Aquila's and KCP&L’s vendor relationships.

Is it mandatory to have a college degree to work at KCP&L? It depends on the position description requirements. Some positions require college degrees; some positions require college degrees or equivalent experience; and others do not require college degrees.

What is KCP&L’s anti-nepotism policy? KCP&L’s policy is to exclude from hiring consideration persons who are closely related to a current employee, such as spouses, children (including step children and children-in-law), parents (including step parents and parents-in-law), siblings (including step siblings) and grandparents. KCP&L employees who marry after they start working at KCP&L may continue their employment, but should be assigned to different departments. We will make a policy exception for current Aquila employees who will become KCP&L employees. But in the future, we expect to continue our current anti-nepotism hiring policy.

What’s the story on the Talent Assessment? In 2004, KCP&L worked with the community to develop its Comprehensive Energy Plan. After announcing the plan, the company assessed the skills needed to implement it. We also wanted to ensure that the individuals taking this journey with us were comfortable with the new direction. A Talent Assessment process was used to evaluate non-bargaining unit employees. Where concerns existed, employees were asked to decide if they wanted to make the journey with us, and if so, to demonstrate their commitment to the new expectations. This Talent Assessment process was completed in 2006, and we have no plans for another one.

Transition Timeline

Phases 1 and 2 are completed and we are moving into Phase 3 on the integration planning and preparation chevron.

[Graphics omitted but narrative provided below]

Integration Planning and Preparation

1. Launch Teams
2. Common Understanding
3. Design for Tier-1 Performance
4. Deliver Implementation Plans
5. Launch Key Enabler Projects
6. Prepare Checklists for Deal Close

Feb 2007	Announce Transaction
Q1 2007	Ongoing Aquila Rate Case
Q1 – Q4 2007	KCP&L Rate Case in Missouri & Kansas
Q2 ’07 – Q1 ’08	Merger Case
Q1 – Q2 2007	Regulatory Filings
Q1 – Q3 2007	Develop Integration Implementation Plan
Q2 – Q3 2007	File Joint Proxy Statement & Shareholder Votes
Q4 ’07 – Q1 ’08	Regulatory Approval
Q1 2008	Close Transaction

Phase 3. Design for Tier 1 performance:

Teams will deliver an operating blueprint for the combined entity at deal close and steady state. The teams also will provide a strategy for achieving Tier 1 operations (defined as top quartile performance against peer companies) over a one-year (post deal close) time horizon.

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Integration Insights

Margie Paxton, editor

Debbie Froelich, designer

Colleen Audas & Holly SopTick, Contributing writers

Integration Insights, published monthly by Great Plains Energy, is the primary communication medium providing accurate and relevant information about the strategic transition. Editorial offices are located on the 12th floor, 1201 Walnut, Kansas City, MO 64106-2124. Call (816) 556-2136 or e-mail marjorie.paxton@kcpl.com with your comments or suggestions

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Information Concerning Forward Looking Statements

Statements made in this document that are not based on historical facts are forward-looking, may involve risks and uncertainties, and are intended to be as of the date when made. In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Great Plains Energy is providing a number of important factors, risks and uncertainties that could cause actual results to differ materially for the provided forward-looking information. These include: obtaining shareholder approvals required for the transactions; the timing of, and the conditions imposed by, regulatory approvals required for the transactions; satisfying the conditions to the closing of the transactions; Great Plains Energy successfully integrating the acquired Aquila, Inc., businesses into its other operations, avoiding problems which may result in either company not operating as effectively and efficiently as expected; the timing and amount of cost-cutting synergies; unexpected costs or unexpected liabilities, or the effects of purchase accounting may be different from Great Plains Energy’s expectations; the actual resulting credit ratings of Great Plains Energy or Aquila, Inc., or their respective subsidiaries; the effects on the businesses of Great Plains Energy or Aquila, Inc., resulting from uncertainty surrounding the transactions; the effect of future regulatory or legislative actions on Great Plains Energy or Aquila, Inc.; and other economic, business, and/or competitive factors. Additional factors that may affect the future results of Great Plains Energy are set forth in its most recent quarterly report on Form 10-Q or annual report on Form 10-K with the Securities and Exchange Commission (“SEC”), which are available at www.greatplainsenergy.com. Great Plains Energy undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Additional Information and Where to Find It

In connection with the acquisition of Aquila, Inc., by Great Plains Energy, Great Plains Energy intends to file with the SEC a registration statement on Form S-4, containing a joint proxy statement/prospectus and other relevant materials. The final joint proxy statement/prospectus will be mailed to the stockholders of Great Plains Energy and Aquila, Inc. INVESTORS AND SECURITY HOLDERS OF GREAT PLAINS ENERGY AND AQUILA, INC., ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND THE OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT GREAT PLAINS ENERGY, AQUILA, INC., AND THE ACQUISITION. The registration statement and joint proxy statement/prospectus and other relevant materials (when they become available), and any other documents filed by Great Plains Energy or Aquila, Inc., with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents (when they are available) filed with the SEC by Great Plains Energy by directing a request to: Great Plains Energy, 1201 Walnut, Kansas City, MO 64106, Attn: Investor Relations. Investors and security holders may obtain free copies of the documents filed with the SEC by Aquila, Inc., by contacting Aquila, Inc., 20 West Ninth Street, Kansas City, MO 64105, Attn: Investor Relations.

Participants in Proxy Solicitation

Great Plains Energy, Aquila, Inc., and their respective executive officers and directors may be deemed to be participants in the solicitation of proxies relating to the proposed transaction. Information about the executive officers and directors of Great Plains Energy and their ownership of Great Plains Energy common stock is set forth in Great Plains Energy’s Annual Report on Form 10-K for the year ended December 31, 2006, which was filed with the SEC on February 27, 2007, and the proxy statement for Great Plains Energy’s 2007 Annual Meeting of Stockholders, which was filed with the SEC on March 19, 2007. Information regarding Aquila, Inc., directors and executive officers and their ownership of Aquila, Inc., common stock is set forth in Aquila’s Annual Report on Form 10-K for the year ended December 31, 2006, which was filed with the SEC on March 1, 2007 and the proxy statement for Aquila’s 2007 Annual Meeting of Stockholders, which was filed with the SEC on March 21, 2007. Investors and security holders may obtain more detailed information regarding the direct and indirect interests of Great Plains Energy, Aquila, Inc., and their respective executive officers and directors in the proposed transaction by reading the joint proxy statement/prospectus regarding the proposed transaction when it becomes available.